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                                                                      Exhibit 28

                                                                        RELEASE
                       BORDEN, INC.                                   ON RECEIPT
                       PUBLIC AFFAIRS DEPARTMENT
                       277 PARK AVENUE, NEW YORK, NY 10172-0029
If it's Borden-it's
got to be good
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                         Contacts: Philip J. Keuper   Nicholas R. Iammartino
                                       614-225-7199            614-225-4485
                                       212-573-4280            212-573-4131


  BORDEN TO RESTATE FINANCIAL RESULTS RELATING TO 1992 RESTRUCTURING CHARGE
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                     1993 Restructuring Charge Unaffected
           Restatement To Have No Impact on 1994 Financial Results


       NEW YORK, March 21, 1994 -- Borden, Inc. (NYSE: BN) today announced that it will restate net income and other financial results for 1992 and 1993, as a result of reversing and reclassifying certain expenses and accruals that had been included in its 1992 restructuring charge.
       The net loss for 1992 will decrease by $75.2 million, or $0.53 per share, to a restated $364.4 million, or $2.54 per share. Partly offsetting this, the net loss for 1993 will increase by $37.1 million, or $0.26 per share, to a restated $630.7 million, or $4.47 per share.
       For the two years taken together, the Company's restated net loss will be less than originally reported by $38.1 million, or $0.27 per share.
       Borden's decision to restate followed comments from and discussions with
the staff of the Securities and Exchange Commission (SEC).   In response to the
views expressed by the SEC staff, Borden will classify certain expenses and accruals as cost of goods sold or as marketing, general and administrative expenses in the years incurred, instead of as restructuring charges in 1992.
       The 1992 and 1993 restatements will have no impact on 1994 financial results, nor are they related to Borden's charge in the fourth quarter of 1993, which included provisions for restructuring and the planned divestment of businesses accounting for nearly 20 percent of the Company's annual sales.

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1992 and 1993 Restatements
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Borden originally reported a 1992 pretax restructuring charge of $642.0 million. After reclassifications and reversals, the restated 1992 charge will be reduced by $264.8 million to $377.2 million.
      A $145.5 million portion of the reduction will be reclassified as 1992 operating expenses, as they were incurred during the year, with no effect on full-year income. The reclassified amounts principally include promotional accruals, asset writedowns, and environmental and litigation charges.
      The $119.3 million balance of the reduction will be reversed, which will decrease the Company's restated net loss for 1992 to $364.4 million. The reversed amount includes accruals for projects canceled subsequent to recording of the 1992 charge and promotional accruals.
      Certain of the canceled projects and promotional accruals will represent additional 1993 operating expenses of $59.8 million, causing the 1993 net loss to increase to $630.7 million.
                                (Table follows)







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
                                           BORDEN, INC.
                                   Consolidated Statements of Income
                                           (Unaudited)
(In millions, except per share data)
                                                        1993                              1992
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                                           As Reported    Restated         As Reported       Restated
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
Net sales                                  $5,506.3       $5,506.3         $5,871.7          $5,871.7
                                           ---------      ---------        ---------         ---------
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Cost of goods sold                          4,078.6        4,078.6          4,263.7           4,301.9

Marketing general and
   administrative expenses                  1,187.7        1,223.7          1,102.7           1,163.6

Restructuring charge                          114.9          114.9            507.8             297.8

Interest expense                              125.1          125.1            116.6             116.6

Equity in income of affiliates
   and minority interest                       24.7           24.7             20.3              20.3

Other (income) and expense, net                23.4           23.4             (5.7)             (4.0)

Income taxes                                  (13.5)         (27.2)           (26.2)             14.2
                                           ---------      ---------        ---------         ---------
                                            5,540.9        5,563.2          5,979.2           5,910.4
                                           ---------      ---------        ---------         ---------
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Loss from continuing operations               (34.6)         (56.9)          (107.5)            (38.7)

Discontinued operations:
   Loss from operations                       (51.0)         (65.8)          (103.1)            (85.9)
   Loss on disposal                          (490.0)        (490.0)
                                           --------       --------         --------            -------
Loss before extraordinary item and
   cumulative effect of
   accounting changes                        (575.6)        (612.7)          (210.6)           (124.6)

Extraordinary item, net                                                                         (10.8)

Cumulative effect of changes in
    accounting for:
   Postemployment benefits                    (18.0)         (18.0)
   Postretirement benefits                                                   (189.0)           (189.0)
   Income taxes                                                               (40.0)            (40.0)
                                            --------       --------         --------          --------
Net loss                                    $(593.6)       $(630.7)         $(439.6)          $(364.4)
                                            ========       ========         ========          ========

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
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
Per share:

Loss from continuing operations         $(0.25)       $(0.40)           $(0.75)     $(0.27)

Discontinued operations:
  Loss from operations                   (0.36)        (0.47)            (0.72)      (0.60)
  Loss on disposal                       (3.47)        (3.47)
                                       --------      --------          --------    --------

Loss before extraordinary item and
  cumulative effect of
  accounting changes                     (4.08)        (4.34)            (1.47)      (0.87)

Extraordinary item, net                                                              (0.07)

Cumulative effect of changes in
   accounting for:
  Postemployment benefits                (0.13)        (0.13)
  Postretirement benefits                                                (1.32)      (1.32)
  Income taxes                                                           (0.28)      (0.28)
                                       --------      --------          --------    --------

Net loss                                $(4.21)       $(4.47)           $(3.07)     $(2.54)
                                       ========      ========          ========    ========

Average shares outstanding during
  the year                               141.0         141.0             143.4       143.4
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
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